UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Creel, Diane C.
   100 West Broadway, Suite 5000
   Long Beach, CA  90802-4443
2. Issuer Name and Ticker or Trading Symbol
   Goodrich Corporation
   GR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Phantom Stock Dividend       |01/02/|(A) |12.5977           |(A)|$35.6875   |                   |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Phantom Stock                |03/30/|(A) |163.5269          |(A)|$38.22     |                   |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Phantom Stock Dividend       |04/02/|(A) |12.7935           |(A)|$38.3750   |                   |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Phantom Stock                |06/29/|(A) |165.5410          |(A)|$37.7550   |                   |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Phantom Stock Dividend       |07/02/|(A) |14.1397           |(A)|$38.15     |                   |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Phantom Stock                |09/28/|(A) |322.3311          |(A)|$19.39     |                   |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Phantom Stock Dividend       |10/01/|(A) |30.9595           |(A)|$19.02     |                   |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Phantom Stock                |12/31/|(A) |234.5656          |(A)|$26.6450   |2,729.1130*        |(D)   |                           |
                             |01    |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |206                |(D)   |                           |
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___________________________________________________________________________________________________________________________________|
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Phantom Stock Dividend  |1-for-1 |01/02|(A) |24.9746    |A  |     |     |Phantom Shar|24.9746|$35.687|            |(D)|            |
                        |        |/01  |    |           |   |     |     |es          |       |5      |            |   |            |
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Phantom Stock Dividend  |1-for-1 |04/02|(A) |23.4046    |A  |     |     |Phantom Shar|23.4046|$38.375|            |(D)|            |
                        |        |/01  |    |           |   |     |     |es          |       |0      |            |   |            |
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Phantom Stock           |1-for-1 |04/17|(A) |1,294.6660 |A  |     |     |Phantom Shar|1,294.6|$38.62 |            |(D)|            |
                        |        |/01  |    |           |   |     |     |es          |660    |       |            |   |            |
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Phantom Stock Dividend  |1-for-1 |07/02|(A) |33.0438    |A  |     |     |Phantom Shar|33,0438|$38.15 |            |(D)|            |
                        |        |/01  |    |           |   |     |     |es          |       |       |            |   |            |
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Phantom Stock Dividend  |1-for-1 |10/01|(A) |66.7560    |A  |     |     |Phantom Shar|66.7560|$19.02 |4,683.8560**|(D)|            |
                        |        |/01  |    |           |   |     |     |es          |       |       |            |   |            |
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Explanation of Responses:
* The phantom stock units were accrued under Goodrich Corporation's Director's Deferred Compensation Plan and are to be settled in stock only upon the reporting person's
retirement.
**   The phantom stock units were accrued under Goodrich Corporation's Outside
Director's Phantom Share Plan and are to be settled in cash only upon the reporting person's
retirement.
SIGNATURE OF REPORTING PERSON
/s/ Diane C. Creel
DATE
02/13/02